EXHIBIT 99.1

Community Capital Corporation Announces Repositioning of Investment Portfolio

GREENWOOD, S.C., Aug. 23, 2007 (PRIME NEWSWIRE) -- Community Capital Corporation (Nasdaq:CPBK), parent company of CapitalBank, announced the completion of an investment portfolio repositioning to reduce its exposure to decreasing interest rates, reduce its reinvestment risk, and increase the overall investment portfolio yield and prospective earnings.

Specifically, CapitalBank sold $14.2 million in available-for-sale investment securities with an average tax equivalent yield of 3.89% and reinvested the proceeds in a similar amount of new investment securities with an average tax equivalent yield of 5.84%. The restructuring resulted in a pre-tax loss of $419,000. The company expects that the fully tax equivalent net interest income will improve by approximately $255,000 annualized.

Community Capital Corporation is the parent company of CapitalBank, which operates 17 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group. Additional information on CapitalBank's locations and the products and services offered are available at www.capitalbanksc.com .

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

CONTACT:  Community Capital Corporation
          R. Wesley Brewer, Executive Vice President/CFO
            864-941-8290
            wbrewer@capitalbanksc.com
          Lee Lee M. Lee, Controller/VP of Investor Relations
            864-941-8242
            llee@capitalbanksc.com
          www.comcapcorp.com